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EXHIBIT NO. 99.1: Press release of Alcan Aluminium Limited, dated September 26, 2000


                 ALGROUP SHAREHOLDERS SUPPORT MERGER WITH ALCAN

Montreal, Canada -- September 26, 2000 -- Alcan Aluminium Limited (NYSE, TSE:
AL) is pleased to report that shareholders of Alusuisse Group Ltd. (algroup) tendered their shares in a solid show of support for the merger of algroup with Alcan. During the regular period of Alcan's Share Exchange Offer that commenced August 29, 2000 and ended yesterday, based upon a preliminary count 5,478,467 algroup shares representing 80.68% of the registered shares outstanding were tendered in acceptance of the Offer. Accordingly, the minimum condition to the Offer that acceptances be received in respect of more than 67% of the total number of algroup shares has been met and the merger will proceed.

An additional acceptance period of ten trading days will begin on September 28, 2000 which will permit the tendering of all remaining algroup shares under the Offer. This period will end on October 11, 2000 at 4:00 p.m. CET.

Alcan is a multinational, market-driven, low-cost producer of aluminium products. With operations in over 30 countries, Alcan is one of the most international aluminium companies. It is a leading producer of primary metal and a global producer and marketer of rolled aluminium products.

The Share Exchange Offer is not being made in the United States or to United States persons, as defined under U.S. securities regulations.



Alcan Media Contact:                     Marc Osborne
                                         (514) 578-1342

algroup Media Contact:                   Christine Menz
                                         +41-1-386-2495

Alcan Investor Contact:                  Michael Hanley
                                         (514) 848-8368


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